Exhibit 99.2

RAGING CAPITAL MANAGEMENT, LLC
Ten Princeton Avenue
P.O. Box 228
Rocky Hill, NJ 08553

November 12, 2015

Paul K. McWilliams
8010 West 113th Terrace
Overland Park, Kansas 66210

Re:           EZchip Semiconductor Ltd.

Dear Mr. McWilliams:

This letter sets forth our mutual agreement with respect to compensation to be paid to you in connection with your agreement to be named and serve as a nominee of Raging Capital Master Fund, Ltd. (“Raging Master”) on behalf of itself and its affiliates for election as a director of EZchip Semiconductor Ltd. (the “Company”) at the Company’s 2015 Annual General Meeting of Shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “General Meeting”).

In consideration of your agreement to be named and serve as a nominee of Raging Master for election as a director of the Company at the General Meeting, Raging Master will pay you $35,000 in cash promptly after the date hereof.  If, and only if, you are elected or appointed to serve as a director of the Company at the General Meeting or in connection with any settlement or similar understanding between Raging Capital Management, LLC (“Raging Capital”) and the Company with respect to the General Meeting, you hereby agree (i) to use such compensation to acquire securities of the Company (the “Nominee Shares”) at such time that you shall determine, but in any event no later than 60 days after your election or appointment as a director; provided, however, in the event you are unable to transact in the securities of the Company due to possession of material non-public information or any other limitation or restriction, you shall have 60 days from the first date that you can transact in the securities of the Company to acquire the Nominee Shares, and (ii) not to sell, transfer or otherwise dispose of any Nominee Shares within two (2) years of your election or appointment as a director; provided, however, that in the event the Company enters into any merger, consolidation, business combination, sale of substantially all its assets or similar transaction with or involving a third party (a “Liquidity Event”), you may sell, transfer or exchange the Nominee Shares in accordance with the terms of such Liquidity Event.

You acknowledge and agree that notwithstanding the existence of this letter agreement, you shall conduct your activities and make decisions in your capacity as a director of the Company completely independently of Raging Capital and its affiliates and nothing herein shall limit your ability to independently exercise your fiduciary duties as a director.

This letter agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, prior understandings between the parties with respect to the subject matter hereof as previously disclosed by them in their respective public filings with the Securities and Exchange Commission.

This letter agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.  All disputes between the parties relating to or arising under this letter agreement shall be resolved by binding arbitration in New York County, New York, before a single arbitrator agreed upon by the parties in accordance with the rules of the American Arbitration Association (“AAA”).  The decision of the arbitrator shall be rendered in writing, shall be final and binding on both parties, shall not be appealable, and shall be enforceable in any court of competent jurisdiction.

This letter agreement shall bind and inure to the benefit of the parties’ heirs, successors and assigns.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

Very truly yours,

RAGING CAPITAL MANAGEMENT, LLC (On Behalf of Itself and Raging Capital Master Fund, Ltd.)

By:	/s/ Frederick C. Wasch
Name:	Frederick C. Wasch
Title:	Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Paul K. McWilliams
PAUL K. MCWILLIAMS